EXHIBIT 5

THOMPSON HINE LLP

June 14, 2011

CH Energy Group, Inc.
284 South Avenue
Poughkeepsie, New York  12601-4839

Ladies and Gentlemen:

We have acted as counsel to CH Energy Group, Inc., New York corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission on the date hereof of a Registration Statement on Form S-8 (the “Registration Statement”) registering the offer and sale from time to time pursuant to deferrals under the Company’s 2011 Long-Term Equity Incentive Plan (the “Plan”) of up to 432,805 shares of the Company’s Common Stock, $.10 par value per share (the “Common Stock”).

We have examined such documents as we have deemed necessary or appropriate to enable us to render this opinion, including:  (a) the Restated Certificate of Incorporation and By-Laws of the Company, (b) the Plan, (c) the Registration Statement, and (d) corporate records and proceedings of the Company.

Based upon the matters stated herein and subject to the qualifications set forth herein, it is our opinion that, upon the payment for shares of Common Stock in accordance with the terms of the Plan (assuming, except as to treasury shares, that the per share consideration is at least equal to the par value of the Common Stock) and issuance or delivery of such  Common Stock as provided in the Plan, such Common Stock will be validly issued, fully paid and non-assessable.

This letter is limited to the specific issues addressed herein and the opinion rendered above is limited in all respects to laws and facts existing on the date hereof.  By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any changes in such laws or facts or in the interpretation of such laws that may occur after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  However, in giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ THOMPSON HINE LLP

JBK; DAN